Federal Signal Completes Acquisition of Deist Industries, Inc. OAK BROOK, Illinois, December 31, 2021 — Federal Signal Corporation (NYSE: FSS) (the “Company”), a leader in environmental and safety solutions, today announced that it has completed the acquisition of substantially all the assets and operations of each of Deist Industries, Inc., Bucks Fabricating, LLC, Roll-Off Parts, LLC and Switch-N-Go, LLC (collectively “Deist”), all of which are located in Pennsylvania. Deist designs, manufactures and sells interchangeable truck body systems for class 3-7 vehicles in the work truck industry and a full line of waste hauling products, including front/rear loading containers and specialty roll-off containers. The signing of the purchase agreement was previously announced on November 9, 2021. “We are thrilled to complete the Deist acquisition, which not only represents another attractive product line extension, but also expands our presence in certain end-markets such as landscaping and waste hauling,” said Jennifer L. Sherman, President and Chief Executive Officer. “We look forward to working with the Deist management team and supporting their vision for the growth of the businesses through a combination of new product innovation, enhanced distribution coverage, and the realization of other joint synergies.” About Federal Signal Federal Signal Corporation (NYSE: FSS) builds and delivers equipment of unmatched quality that moves material, cleans infrastructure, and protects the communities where we work and live. Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: direct and indirect impacts of the coronavirus pandemic and the associated government response, economic conditions in various regions, product and price competition, supply chain disruptions, work stoppages, availability and pricing of raw materials, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission. Contact: Ian Hudson, Chief Financial Officer, +1-630-954-2000, ihudson@federalsignal.com